EXHIBIT 23(i)

                CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

I consent to the inclusion in the Form 10-SB, of Renaissance
International Group, LTD. dated on or about April 30, 1998 of my audit report dated January 6, 1998 with respect to the financial statements of Renaissance International Group, LTD. as of September 30, 1997 and 1996 and for the three years ended September 30, 1997.

/s/ BILLIE J. ALLRED

Pima, Arizona
April 30, 1998